Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Registration Statement (Form S-8) filed by The Sherwin-Williams Company pertaining to The Sherwin-Williams Company 2005 Deferred Compensation Savings and Pension Equalization Plan (Amended and Restated Effective as of January 1, 2016) of our reports dated December 20, 2016, with respect to the consolidated financial statements of The Valspar Corporation and the effectiveness of internal control over financial reporting of The Valspar Corporation included in The Sherwin-Williams Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 2, 2017.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 2, 2017